Thor Announces Preliminary Sales For Second Quarter And Six Months Impacted By Weather; Improved Backlog

ELKHART, Ind., Feb. 4, 2014 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced preliminary sales, as well as continued growth in the Company's backlog, for the second quarter and six months ended January 31, 2014.

Preliminary consolidated sales from continuing operations in the second quarter were $636.3 million, down slightly from $636.6 million in the second quarter last year. Towable RV sales for the second quarter were $474.1 million, down 9.3% from $522.8 million in the second quarter of fiscal 2013. Motorized RV sales in the second quarter increased 42.5% to $162.2 million from $113.8 million in the same quarter a year ago.

For the six months ended January 31, 2014, preliminary consolidated sales from continuing operations were $1.44 billion, up 2.9% from $1.40 billion last year. Towable RV sales for the six months were $1.10 billion, down 5.2% from $1.16 billion last year. Motorized RV sales rose 43.8% to $339.3 million from $236.0 million last year.

Consolidated backlog on January 31, 2014 was $845.2 million, up 37.1% from $616.6 million at the end of the second quarter last year. Towable RV backlog increased 33.7% to $501.9 million, compared to $375.4 million at the end of the second quarter of fiscal 2013. Motorized RV backlog increased 42.3% to $343.3 million from $241.2 million a year earlier.

"Thor's sales for the second quarter were adversely affected by the severe winter weather that has plagued the Midwest this year. In January, our operations in Indiana lost several days of production due to severe cold temperatures and heavy snow," said Bob Martin, Thor President and CEO. "The severe weather affected our ability to receive materials, run production and ship units amid the frigid temperatures and hazardous road conditions. The second quarter sales total also reflects the impact of certain operational moves we've made over the past few months. Ultimately, these factors have resulted in a shift in the timing of deliveries and revenues from the second quarter to later in the year as indicated by our backlog growth. The RV markets remain strong as reflected by the higher traffic and increased sales activity we've seen in the early retail shows," he added.

Thor expects to report its second-quarter operating results on March 6, 2014.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure improvements, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended October 31, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com